Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Deborah Spak, (224) 948-2349

media@baxter.com

Investor Contacts:

Scott Bohaboy, (224) 948-3212

Clare Trachtman, (224) 948-3085

BAXTER NAMES JOSÉ ALMEIDA CHAIRMAN AND CEO

DEERFIELD, Ill., October 28, 2015 – The board of directors of Baxter International (NYSE: BAX) today announced it has named José (Joe) Almeida the company’s Chairman and Chief Executive Officer (CEO), effective January 1, 2016. Almeida will join the company immediately as an executive officer to facilitate a smooth leadership transition.

Almeida, 53, will succeed Robert L. Parkinson, Jr., who has served as the company’s Chairman and CEO since 2004 and will retire from these roles January 1, 2016, with a brief transition period thereafter. Upon retirement, Parkinson will assume the title of Chairman Emeritus.

“Joe brings to Baxter tremendous experience in the global medical products marketplace and has a demonstrated record of improving profitability and creating value for all stakeholders,” said Parkinson. “His deep understanding of the complex global supply chain will be a great strength for the company as he oversees a broad portfolio of medically necessary products across a geographically expansive marketplace. What Joe brings to Baxter in skill and experience is imperative to the company’s stated goal of accelerating profitable growth over the near and long term.”

“Baxter is a trusted and admired brand in healthcare. The foundational mission of Baxter to save and sustain lives is at the center of the company’s ability to endure, serving the needs of healthcare providers and patients for more than 80 years,” said Almeida. “Leading the company as it emerges from the spinoff of Baxalta presents an outstanding opportunity to create value and further the company’s mission.”

“We are extremely pleased for Joe to assume the leadership role at Baxter and carry forward important growth initiatives underway, while creating new opportunities to unleash value,” said Thomas T. Stallkamp, lead independent director of Baxter. “Joe has more than 24 years of global healthcare experience and an outstanding record of results and clear alignment to our strategy and culture, which led the board to unanimously endorse him as the right leader for the company,” said Stallkamp. “We also owe our gratitude to Bob Parkinson, whose leadership, integrity and vision have transformed and prepared Baxter for sustained success.”

About Almeida

Almeida served as Chairman, President and CEO of Covidien from 2012 through 2015 and was named a director of the company in 2011. Prior to his appointment as Chairman, President and CEO at Covidien, Almeida was President of its Medical Devices organization. In this position, he oversaw several businesses accounting for approximately two-thirds of the company’s total annual revenues and approximately three-quarters of its operating profit.

In addition to Covidien, Almeida held leadership positions at Wilson Greatbatch Technologies, Inc., American Home Products’ Acufex Microsurgical division, and Johnson & Johnson’s Professional Products division. He began his career as a management consultant at Andersen Consulting (Accenture).

A native of Brazil, Mr. Almeida received a bachelor’s of science degree in mechanical engineering from Escola de Engenharia Mauá in São Paulo.

BAXTER NAMES ALMEIDA CHAIRMAN AND CEO – Page 2

About Baxter

Baxter provides a broad portfolio of essential renal and hospital products, including home, acute and in-center dialysis; sterile IV solutions; infusion systems and devices; parenteral nutrition; biosurgery products and anesthetics; and pharmacy automation, software and services. The company’s global footprint and the critical nature of its products and services play a key role in expanding access to healthcare in emerging and developed countries. Baxter’s employees worldwide are building upon the company’s rich heritage of medical breakthroughs to advance the next generation of healthcare innovations that enable patient care.

This release includes forward-looking statements concerning Baxter’s future performance and information related to the recent appointment of José Almeida as Baxter’s Chief Executive Officer, President and Chairman, effective as of January 1, 2016. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: continued strength in the company’s financial position, including cash flows; future decisions of the board of directors of the company; the ability to achieve the intended results from the recent separation of the biopharmaceutical and medical products businesses or increased profitability in connection with recent management changes; and other risks identified in Baxter’s most recent filing on Form 10-K and other SEC filings, all of which are available on Baxter’s website. Baxter does not undertake to update its forward-looking statements.

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